Exhibit 99.1

NEWS RELEASE

                    For Immediate Release

Impac Mortgage Holdings, Inc. Reports Second Quarter Results

NEWPORT BEACH, CA. – Tuesday, August 9, 2005– Impac Mortgage Holdings, Inc. (NYSE: IMH) (“IMH” or the “Company”), a real estate investment trust (“REIT”), reports second quarter 2005 net earnings (loss) which decreased to a loss of ($55.0) million, or ($0.78) per share, as compared to net earnings of $143.2 million, or $2.17 per diluted share, for the second quarter 2004. The decrease in net earnings was primarily the result of a ($97.7) million unrealized mark-to-market change in the fair value of our derivative instruments, whereby, the Company records the change in fair value of its derivatives as an expense or revenue in the current period.

Second quarter 2005 estimated taxable income available to common stockholders, which excludes the unrealized mark-to-market gain (loss) on derivatives in addition to among other timing differences, was $41.1 million or $0.54 per diluted common share as compared to $57.6 million or $0.87 per diluted common share, for the second quarter 2004. As a REIT, we pay dividends to our stockholders based on taxable income. For differences between net earnings(loss) as determined by generally accepted accounting policies (“GAAP”) and estimated taxable income, please refer to the enclosed schedule. The Company filed its Form 10-Q with the Securities Exchange Commission (“SEC”) which includes additional financial information for the second quarter 2005. The Company’s Form 10-Q is also available on our website at www.impaccompanies.com under stockholder relations.

Outlook

Mr. Joseph R. Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc. commented, “The mortgage industry continues to experience net interest margin compression from further increases in short term interest rates, continued flattening of the yield curve, heightened prepayment speeds and competitive pricing pressures. Despite this challenging environment, the Company’s operating businesses continued to show solid gains in terms of acquisitions and origination activity and credit performance. “

Mr. Tomkinson further commented “Although we believe that our interest rate risk management policy is mitigating the financial effects of a 200 basis point increase in short term interest rates since June of last year, our policy has never been to eliminate 100% of our interest rate risk.” Mr. Tomkinson further commented, “As short term interest rates increased during the first half of this year, we had expected some net interest margin compression. However, we expected this to be partially offset from reduced mortgage prepayments. Although we are seeing some improvement coming back to the marketplace with respect to pricing and we believe that the Federal Reserve is closer to the end of its tightening cycle, we expect prepayments to continue to run at heightened levels along with continued competitive pressures on mortgage pricing. Therefore until market conditions definitively change, we believe that it is in the best interest of our stockholders to decrease our quarterly common stock dividend to a level that current and projected future estimated taxable income can support.”

Mr. Tomkinson continued: “We have continued to grow our company and stockholder value across different interest rate cycles. Our strategy is to take steps to minimize the near term impact of these events on our dividend, while positioning the Company for long-term growth. Specifically, we have taken the following actions:

•	Until we see an improvement in the net interest margin environment, we intend to be more selective in retaining loans that, based on recent performance indicators, are expected to meet or exceed our return on equity requirements without compromising credit standards.

•	This will result in us selling more loans for cash gains instead of retaining for investment and growing the balance sheet. So, while we do expect to continue to grow total assets, we expect both a higher amount of loan sales and earnings from the mortgage operations as a percentage of our total net earnings.

•	We intend to expand our sales force, focusing on areas such as our multi-family division, where we are seeing positive early success.

•	And we are in the process of introducing a variety of value-added products that will continue to establish Impac as an innovator in the Alt-A marketplace.

Taken together, we believe that these actions provide a framework to stabilize taxable income in the near-term and to be in a position to more aggressively grow the balance sheet when market conditions are more favorable.”

2005 Dividend Guidance

•	Based upon our current projections, we believe that the third quarter dividend should range between $0.50 to $0.60 per common share

Financial Highlights for Second Quarter 2005

•	Estimated taxable income per diluted share decreased to $0.54 compared to $0.75 for the first quarter of 2005 and $0.87 for the second quarter of 2004;

•	Cash dividends declared per common share were $0.75 for the second and first quarters of 2005 as compared to $0.75 for the second quarter of 2004;

•	Total assets increased to $26.5 billion as of June 30, 2005 from $23.8 billion as of December 31, 2004 and $17.3 billion as of June 30, 2004;

•	Book value per share decreased to $11.77 as of June 30, 2005 compared to $11.80 as of December 31, 2004 and $11.19 as of June 30, 2004;

•	Total market capitalization decreased to $1.4 billion as of June 30, 2005 compared to $1.7 billion as of December 31, 2004 and $1.6 billion as of June 30, 2004;

•	Dividend yield for the second quarter of 2005 was 15.7% based on annualized second quarter cash dividend of $0.75 per share and an opening second quarter stock price of $19.13 per share;

•	The mortgage operations acquired and originated $5.5 billion of primarily Alt-A mortgages compared to $4.7 billion for the first quarter of 2005 and $5.5 billion for the second quarter of 2004;

•	The long-term investment operations retained for investment $3.1 billion of primarily Alt-A mortgages compared to $3.3 billion for the first quarter of 2005 and $5.3 billion for the second quarter of 2004; and

•	Impac Multifamily Capital Corporation originated $214.6 million of multi-family mortgages compared to $165.3 million for the first quarter of 2005 and $116.5 million for the second quarter of 2004.

Conference Call & Live Web Cast

Date:	Wednesday, August 10, 2005
Time:	10:00 a.m. Pacific Time (1:00 p.m. Eastern Time).
Speaker:	Mr. Joseph Tomkinson, Chairman and Chief Executive Officer
Subject:	Second quarter 2005 results of operations
Dial In:	(800) 350-9149, conference ID number 8220808

Live Webcast/ & Archive:    http://www.impaccompanies.com, link to Stockholder Relations / Presentations

A digital replay will also be available beginning on August 10, 2005 approximately 2 hours following the call and ending on August 12, 2005. To participate in the replay dial 800 642 1687 or 706 645 9291 conference ID 8220808.

Monthly Fact Sheet

The June 2005 unaudited monthly fact sheet will be posted on Wednesday, August 10, 2005. The Company posts to its web site an unaudited monthly fact sheet on or around the last day of the following month. For example, the January 2005 unaudited monthly fact sheet was available on March 1, 2005. The exception to this rule is unaudited monthly fact sheets for quarter end periods. In this case, they will be posted after the release of earnings or the filing of our Form 10-Q for the respective period. You can subscribe to receive instant notification of conference calls, new releases and the unaudited monthly fact sheets by using our e-mail alert feature located at the web site www.impaccompanies.com under Impac Mortgage Holdings, Inc. / Investor Relations / Contact IR / Email Alerts.

Reconciliation of Net Earnings to Estimated Taxable Income

The following table presents a reconciliation of net earnings(loss) to estimated taxable income for the periods indicated (dollars in thousands, except per share amounts):

	For the Three Months Ended June 30,
	2005 (1)	2004 (1)
Net earnings (loss)	$(55,000)	$143,214
Adjustments to GAAP earnings (loss) (6):
Loan loss provision	5,711	15,282
Tax deduction for actual loan losses	(2,674)	(1,332)
Anticipated partial worthlessness deduction on warehouse advances	—	(2,000)
Fair value of derivatives (2)	90,871	(102,026)
Dividends on preferred stock	(3,624)	(443)
Net (earnings) loss of IFC (3)	743	(14,791)
Dividend from IFC	9,000	7,500
Elimination of inter-company loan sales transactions (4)	(3,943)	12,190

Estimated taxable income available to common stockholders (5)	$41,084	$57,594

Estimated taxable income per diluted common share (5)	$0.54	$0.87

Diluted weighted average shares outstanding	75,387	65,940

(1)	Estimated taxable income includes estimates of book to tax adjustments and can differ from actual taxable income as calculated when we file our annual corporate tax return. Since estimated taxable income is a non-GAAP financial measurement, the reconciliation of estimated taxable income available to common stockholders to net earnings meets the requirement of Regulation G as promulgated by the SEC for the presentation of non-GAAP financial measurements.

(2)	The mark-to-market change for the valuation of derivatives is income or expense for GAAP financial reporting but is not included as an addition or deduction for taxable income calculations. Unrealized fair value of derivatives is a component of gain (loss) on derivatives in the financial statements.

(3)	Represents net earnings of IFC, a taxable REIT subsidiary, which may not necessarily equal taxable income. Distributions from IFC to IMH may exceed IFC’s net earnings, however, IMH can only recognize as dividend distributions received from IFC as taxable income to the extent that IFC’s distributions are from current or prior period undistributed taxable income. Any dividends paid to IMH by IFC in excess of IFC’s cumulative undistributed taxable income would be recognized as return of capital by IMH to the extent of IMH’s capital investment in IFC. Any distributions by IFC in excess of IMH’s capital investment in IFC would be taxed as capital gains.

(4)	Includes the elimination of the tax effect of inter-company loan sales and the amortization of tax expense, or amortization of deferred charge on the consolidated financial statements, of loan sales between IFC and IMH.

(5)	Excludes the deduction for dividends paid and the availability of a deduction attributable to net operating loss carry-forwards. Federal net operating tax loss carry-forwards of $18.7 million are expected to be utilized prior to its expiration in the year 2020.

(6)	When we file our annual tax returns there are certain adjustments that we make to net earnings and taxable income due to differences in the nature and extent that revenues and expenses are recognized under the two methods. As an example, to calculate estimated taxable income we deduct actual loan losses as compared to the determination of net earnings which requires a deduction for estimated losses inherent in our mortgage portfolios in the form of a provision for loan losses. To maintain our REIT status, we are required to distribute a minimum of 90% of our annual taxable income to our stockholders. Because we pay dividends based on taxable income, dividends may be more or less than net earnings. As such, we believe that the disclosure of estimated taxable income available to common stockholders, which is a non-generally accepted accounting principle, or “GAAP,” financial measurement, is useful information for our investors.

Forward Looking Statement

This report on Form 10-Q contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,”

“likely,” “should,” “anticipate,” or similar terms or variations on those terms or the negative of those terms, and includes statements regarding our year end loan acquisitions and originations, total assets, cash gains upon sale of mortgages, and our expected third quarter dividend range. Guidance with respect to the common stock dividend is not a declaration but an estimate of future dividends, only the Board of Directors can approve and declare a dividend. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to, any prolonged economic downturn; failure to achieve projected earnings levels; continued decrease of pricing and the resulting net margins on mortgage loan sales to third parties and in the company’s portfolio; the inability to sell mortgage loans based on a decrease in market demand for such loans; the ability to generate sufficient liquidity and conduct our operations as planned; the ability to access the equity markets; delays in raising, or the inability to raise, additional capital, either through equity offerings, lines of credit or otherwise as a result of, among other things, market conditions; the ability to generate taxable income as a result of decreased mortgage acquisitions and originations, and to pay dividends within the expected range; interest rate fluctuations that may be unexpected and changes in expectations of future interest rates; changes in prepayment rates or effectiveness of prepayment penalties on our mortgages; the availability of financing and, if available, the terms of any financing; continued ability to access the securitization markets or other funding sources on a timely basis or at all; risks related to our ability to maintain an effective system of internal control over financial reporting and disclosure controls and procedures due to reported, or potential, material weaknesses and the ability to remediate any material weaknesses; changes in markets, including the multi-family mortgage market, which the Company serves; the effectiveness of risk management and hedging strategies; changes in regulatory laws that adversely effect the company’s operations; and changes in other general market and economic conditions. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K.A and Quarterly Report on Form 10-Q for the period ended March 31, 2005. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Impac Mortgage Holdings, Inc. is a mortgage REIT, which operates three core businesses: (1) the Long -Term Investment Operations, (2) the Mortgage Operations, and (3) the Warehouse Lending Operations. The Long -Term Investment Operations invests primarily in non-conforming Alt -A (“Alt-A”) mortgage loans and to a lesser extent small-balance multi-family loans originated by the multi-family division. The Mortgage Operations acquires, originates, sells and securitizes primarily Alt-A mortgage loans and the Warehouse Lending Operations provides short-term financing to mortgage loan originators. The Company is organized as a REIT for tax purposes, which generally allows it to pass through earnings to stockholders without federal income tax at the corporate level.

For additional information, questions or comments call or write Tania Jernigan, VP Investor Relations at (949) 475-3600 or e-mail Ms. Jernigan at tjernigan@impaccompanies.com.

Website address: www.impaccompanies.com